EXHIBIT 99(d)(3)

EXPENSE LIMITATION AGREEMENT

ABSOLUTE SHARES TRUST

This Agreement is made and entered into effective as of August 1, 2014, by and between the funds listed on Schedule A (each, a “Fund” and, collectively, the “Funds”), each a series of shares of Absolute Shares Trust, a Delaware statutory trust (the “Trust”) and WBI Investments, Inc., a New Jersey corporation (the “Sub-Advisor”).

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust dated November 7, 2013 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type;

WHEREAS, each Fund is a series of the Trust;

WHEREAS, there is one class of interests in each Fund;

WHEREAS, the Trust, on behalf of each Fund, and the Millington Securities, Inc. (the “Advisor”) entered into an Investment Advisory Agreement dated August 1, 2014, (“Advisory Agreement”), which continues in effect, pursuant to which the Advisor provides investment advisory services to the Fund; and

WHEREAS, the Advisor and the Sub-Advisor entered into a Sub-Advisory Agreement dated August 1, 2014, (“Sub-Advisory Agreement”), which continues in effect, pursuant to which the Advisor has delegated to the Sub-Advisor responsibility for certain of the investment advisory services it provides to the Fund; and

WHEREAS, the Funds and the Sub-Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to set forth and approve the terms by which the Sub-Advisor limits the expenses of the Funds, and, therefore, have entered into this Agreement in order to maintain such Funds’ respective expense ratios within the Operating Expense Limit, as defined below, through the Limit Expiration Date set forth for each such Fund on Schedule A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Expense Limitation.

(a)                Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor and Sub-Advisor (but excluding interest, taxes, brokerage commissions, acquired fund fees, dividend payments on short sales, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of a Fund’s business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) and organizational costs incurred by a Fund in any fiscal year (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Sub-Advisor.

(b)               Operating Expense Limit. A Fund’s maximum operating expense limit (“Operating Expense Limit) in any year shall be that percentage of the average daily net assets of such Fund (or such class of such Fund, as may be designated), as set forth on Schedule A.

(c)                Method of Computation. To determine the Sub-Advisor’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for a Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of such Fund, the Sub-Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Sub-Advisor may also remit to such Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)               Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Sub-Advisor to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.                  Deferred Expenses

Each Fund agrees to pay to the Sub-Advisor the amount of investment advisory fees that, but for Section 1 hereof, would have been payable by such Fund to the Sub-Advisor pursuant to the Investment Advisory Agreement and the Sub-Advisory Agreement, and reimburse any additional payments remitted by the Sub-Advisor (the “Deferred Expenses”), subject to the limitations provided in this Section. Such repayment, may be made monthly, but only if the Fund Operating Expenses, without regard to such repayment, are at an annualized rate (as a percentage of the average daily net assets of such Fund) less than the Operating Expense Limit for the applicable period, excluding the period included in the seed capital audit. Furthermore, the amount of Deferred Expenses paid by such Fund in any subsequent month shall be limited so that the sum of (a) the amount of such payment and (b) the other Fund Operating Expenses do not exceed such rate as may be agreed upon from time to time for payments made after the applicable period, excluding the period included in the seed capital audit. Deferred Expenses shall not be payable by such Fund to the extent that the amounts payable by it pursuant to the immediately preceding two sentences during the period ending three years from the date such Fund incurred the Deferred Expenses, and in no event later than three years after the end of the applicable Period, are not sufficient to pay such Deferred Expenses. In no event will a Fund be obligated to pay any fees waived or deferred by the Sub-Advisor with respect to any other series of the Trust.

3.                  Term and Termination of Agreement

This Agreement with respect to each Fund shall continue in effect until the Limit Expiration Date set forth for such Fund on Schedule A, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated, without payment of any penalty, (a) by the Trust at any time, and (b) by the Sub-Advisor upon written notice ninety (90) days’ prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 3 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

4.                  Miscellaneous.

(a)                Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)                Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)                Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ABSOLUTE SHARES TRUST,

ON BEHALF OF THE FUNDS

/s/ Don Schreiber Jr.

By: Don Schreiber Jr.

Title: President

WBI Investments, Inc.

/s/ Matthew Schreiber

By: Matthew Schreiber

Title: President

SCHEDULE A

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Limit Expiration
WBI SMID Tactical Growth Shares	1.25%	September 30, 2015
WBI SMID Tactical Value Shares	1.25%	September 30, 2015
WBI SMID Tactical Yield Shares	1.25%	September 30, 2015
WBI SMID Tactical Select Shares	1.25%	September 30, 2015
WBI Large Cap Tactical Growth Shares	1.25%	September 30, 2015
WBI Large Cap Tactical Value Shares	1.25%	September 30, 2015
WBI Large Cap Tactical Yield Shares	1.25%	September 30, 2015
WBI Large Cap Tactical Select Shares	1.25%	September 30, 2015
WBI Tactical Income Shares	1.25%	September 30, 2015
WBI Tactical High Income Shares	1.25%	September 30, 2015